                            Amendment to the By-Laws
                                       of
                              Warburg, Pincus Trust


Pursuant to Article VIII of the By-Laws of Warburg, Pincus Trust, the name of the Trust shall be changed to Credit Suisse Warburg Pincus Trust effective May 1, 2001.



Dated the 3rd day of April, 2001